Exhibit 6.6

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (“Agreement”) is made by and between Ryan Shea (“Employee”) and Blockstack PBC, a Delaware public benefit corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee was employed by the Company;

WHEREAS, Employee signed an Confidential Information and Invention Assignment Agreement with the Company on June 26, 2013 (the “Confidentiality Agreement”);

WHEREAS, the Company terminated Employee’s employment with the Company and removed Employee from his offices, and terminated Employee’s membership on the board of directors or managers of the Company and each of its affiliates, effective September 24, 2018 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.                                      Consideration. In consideration of Employee’s execution of this Agreement and Employee’s fulfillment of all of its terms and conditions the Company agrees as follows:

a.                                      Payment. The Company agrees to pay Employee a lump sum of five hundred thousand Dollars ($500,000), less applicable withholding. This payment will be made to Employee within ten (10) business days after the Effective Date of this Agreement.

b.                                      COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of six (6) months, or until Employee has secured other employment, whichever occurs first, provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage.

c.                                       Equity Benefits. The Company shall provide the Equity Benefits (as described and defined below in Section 4).

d.                                      Resignation. The Company shall process the termination of Employee’s employment as a resignation, and shall represent that Employee resigned from Employee’s employment to any potential future employer who contacts the Company’s human resources department and requests confirmation of this information.

e.                                       General. Employee acknowledges that without this Agreement, Employee is otherwise not entitled to the consideration listed in this Section 1.

2.                                      Benefits. Employee’s health insurance benefits shall cease on the last day of the month in which the Termination Date occurs, subject to Employee’s right to continue Employee’s health insurance under COBRA. Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date.

3.                                      Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and its agents have paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4.                                      Equity.

a.                                      Employee acknowledges that he holds 4,099,051 vested shares of the Company’s common stock (the “Shares”) acquired through and subject to that certain Restricted Stock Purchase Agreement (the “RSPA”), dated as of June 26, 2013, between Employee and the Company, and each of Employee and the Company acknowledge that the Shares remain outstanding, subject to the terms and conditions of (A) the RSPA and (B) each of the Voting Agreement, the Right of First Refusal and Co-Sale Agreement (the “ROFR and Co-Sale Agreement”) and the Investors’ Rights Agreement (the “IRA”), each dated as of December 16, 2016 and between the Company and the stockholders party thereto, and as each may be amended from time to time (collectively, the “Stock Agreements”). The Stock Agreements will remain in full force and effect and, to the extent applicable, will govern any shares of the Company’s capital stock that the Employee currently owns or hereafter may acquire in the future. Employee hereby represents and warrants that, other than as set forth in this Section 4.a., it owns no shares, vested or unvested, of the Company’s capital stock or equity, the capital stock or equity of any of the Company’s affiliates, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of the Company’s capital stock.

b.                                      The Company agrees to waive its Right of First Refusal under Article III of the ROFR and Co-Sale Agreement, and to use reasonable best efforts to cause the Eligible Investors (as such term is defined under the ROFR and Co-Sale Agreement) to waive their Right of First Refusal and their Right of Co-Sale, under Articles III and IV of the ROFR and Co-Sale Agreement, respectively, with respect to Employee’s ability to transfer 819,810 shares of the Company’s common stock subject to the Stock Agreements (as adjusted for any stock splits, stock dividends and the like) to a third-party buyer, provided that (i) such transfer will be subject to the Company’s reasonable approval of the value per share to be paid for the shares of the Company’s common stock and the identity of the buyer, in each case, which approval will not be unreasonably withheld, delayed or conditioned, (ii) the buyer of the shares of the Company’s common stock following such transfer will continue to be subject to the Company’s full rights pursuant to the ROFR and Co-Sale Agreement, (iii) in no event shall Employee be permitted to sell over 5.25% of the Company’s fully diluted capitalization (i.e., total number of shares of the Company’s outstanding capital stock, including all outstanding common stock of the Company and assuming full conversion of the preferred stock of the Company and full conversion or exercise of all outstanding convertible securities, rights, options and warrants and all securities reserved for issuance under the Company’s stock plans), and (iv) such transfer will be in full compliance with all federal and state securities laws. In addition, in connection with any secondary transaction, the Company shall provide Employee with any information that Employee requests reasonably in order for Employee to make an informed investment decision, and Employee shall be afforded all of the same information rights as “Major Investors” (as defined in the IRA); provided, however that the Company shall have the right to withhold any information or deny its consent to any transaction made in reliance on the this Section 4.b to the extent that it reasonably determines it necessary to do so in order to comply with any “quiet period, “ “blackout period,” or similar period intended as a means of compliance with applicable securities laws. Further, Employee shall be eligible to participate in any Company sponsored secondary sale or liquidity program with respect to the Shares on the same terms as Muneeb Ali.

5.                                      Tokens. Employee acknowledges that he has a right to receive 89,321,100 of the Company’s tokens to be introduced in the fall of 2018 (the “Stacks Tokens”) pursuant to that certain Blockstack Token Purchase Agreement, dated as of September 30, 2017 (the “Token Purchase Agreement”), between Employee and the Company’s subsidiary Blockstack Token LLC, , and each of Employee and the Company acknowledge that the Stacks Tokens held by Employee are subject to the terms and conditions of the Token Purchase Agreement. Employee hereby represents and warrants that it owns no tokens or other cryptoassets issued by the Company or any of its affiliates, and no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any tokens or other cryptoassets of the Company or any of its affiliates, other than as set forth in this Section 5.

6.                                      Employee’s Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.                                      any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.                                      any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.                                       any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.                                      any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the New York State Human Rights Law, the New York Executive Law, the New York Civil Practice Law and Rules, the New York Judiciary Law, the New York Corrections Law, the New York Labor Law, the New York Civil Rights Law, the New York Administrative Code, the New York City Administrative Code, the New York City Human Rights Law; the New York Hours of Labor Law; the New York Wage Payment Law; the New York Minimum Wage Act; the New York Whistleblower Law; and the New York Off-Duty Conduct Lawful Activities Discrimination Law;

e.                                       any and all claims for violation of the federal or any state constitution;

f.                                        any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.                                       any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.                                      any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). This release does not extend to any right Employee may have to unemployment compensation benefits or workers’ compensation benefits. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

7.                                      Company’s Release of Claims. In consideration of the release provided by Employee, the Company waives and releases to the maximum extent permitted by applicable law any and all claims or causes of action, whether or not now known, that the Company has or might have against Employee that arise from or are in any way related to events, acts, conduct or omissions by you within the scope of your duties to the Company occurring prior to or on the date the Company signs this Agreement (collectively, the “Company’s Released Claims”). The Company’s Released Claims include (without limitation) claims arising out of or in any way related to your employment with the Company, claims for breach of contract and breach of the implied covenant of good faith and fair dealing, tort claims and federal, state and local statutory claims. Notwithstanding the foregoing, the following are not included in the Company’s Released Claims: (i) any rights or claims based on criminal conduct, embezzlement or fraud and (ii) any claims for breach of this Agreement.

8.                                      No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.                                      Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company. Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10.                               Confidentiality. Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Employee may disclose Separation Information only to Employee’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee’s counsel, and Employee’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information.

Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys’ fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee’s breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from Employee’s obligations hereunder, nor permit Employee to make additional disclosures. Employee warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.

11.                               Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, noncompetition, and nonsolicitation of Company employees. Employee agrees that the above reaffirmation and agreement with the Confidentiality Agreement shall constitute a new and separately enforceable agreement to abide by the terms of the Confidentiality Agreement, entered and effective as of the Effective Date. Employee specifically acknowledges and agrees that any violation of the restrictive covenants in the Confidentiality Agreement shall constitute a material breach of this Agreement. Employee’s signature below constitutes Employee’s certification under penalty of perjury that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company, including, but not limited to, all passwords to any software or other programs or data that Employee used in performing services for the Company, and that Employee has destroyed any copies of such documents and items, including any private keys, in his possession.

12.                               Assignment of Intellectual Property. To the fullest extent permitted by the laws of the State of New York, and the Copyright Act, Employee agrees that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Employee may have solely or jointly authored, conceived, developed, or reduced to practice during the period of time he was in the employ of the Company (including during his off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company confidential information (collectively, “Inventions”), are the sole property of the Company. Employee also agrees to assign, and hereby irrevocably assigns fully to the Company, all of Employee’s right, title and interest in and to Inventions. Employee further acknowledges that all original works of authorship that are made by Employee (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty, other consideration, or attribution will be due to Employee as a result of the Company’s efforts to commercialize or market any such Inventions. Employee further agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions. In the event that any provision within this Section 12 conflicts with a provision of the Surviving Provisions, this Section 12 shall control.

13.                               Covenant Not to Compete. Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee will not, without the prior written consent of the Company, whether paid or not: be or become an owner, co-owner, partner, promoter, employee, agent, representative, consultant, advisor or manager of or to any person or entity which currently is developing or has taken substantial efforts in anticipation of developing, a platform or protocol for decentralized applications similar or competitive to the Company network, or take any other adverse action against the Company network (the “Restricted Business”). Notwithstanding the foregoing, Employee may (i) own, directly or indirectly, solely as a passive investment, up to five percent (5%) of any private or publicly traded company of any business that is competitive with the Restricted Business, (ii) work for a division, entity or subgroup of any company that may engage in the Restricted Business so long as such division, entity or subgroup does not engage in the Restricted Business, (iii) own securities, solely as a passive investment, in any venture capital, private debt or equity investment fund or similar investment entity that holds securities in an entity that may be engaged in the Restricted Business, (iv) work for a venture capital or private equity fund that has portfolio companies that engage in the Restricted Business, so long as Employee does not actively participate in the relationship between such fund and the portfolio companies that engage in the Restricted Business, (v) performing at speaking engagements hosted by third parties and receiving honoraria in connection with such speaking engagements, provided that Employee’s participation at such speaking engagements do not breach any of the other provisions of this Agreement, (vi) engage in any academic research (without any commercial element thereto), teaching or related academic and non-commercial activity that covers any business or technologies substantially similar to the Restricted Business or (vii) engaging or participating in any activity consented to in advance in writing by the Company.

14.                               Covenant Not to Solicit. Employee agrees that for a period of twelve (12) months immediately following the Termination Date, Employee shall not (a) contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed, or electronic communication with any Customer for the purposes of conducting business that is competitive or similar to that of the Company or for the purpose of disadvantaging the Company’s business in any way, (b) directly or indirectly hire, solicit, or recruit, or attempt to hire, solicit, or recruit, any employee of the Company to leave their employment with the Company, nor will Employee contact any employee of the Company, or cause an employee of the Company to be contacted, for the purpose of leaving employment with the Company, or (c) solicit, encourage, or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the two year period preceding the Termination Date, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall Employee otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor. For the purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the Termination Date. Employee acknowledges and agrees that the identity of the Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company. Notwithstanding the foregoing, this Agreement shall not be deemed to have been breached or violated by (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward any such employee, Customer, consultant, vendor or any other person referenced in this Section 14 (“General Advertisements”) and (ii) the hiring, contact or engagement of any such persons if such person responded to a General Advertisement without any inducement or solicitation prior to such response, or (iii) the hiring, inducement or solicitation of any person who was not an employee, consultant or independent contractor of the Company for at least three (3) months prior to such inducement or solicitation.

15.                               Acknowledgements; Separate Covenants. Employee acknowledges that Employee derived significant value from the Company’s agreement to provide Employee with Company Confidential Information to enable Employee to optimize the performance of Employee’s duties to the Company. Employee further acknowledge that Employee’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Employee’s obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and Employee’s obligations not to compete and not to solicit contained in Sections 13 and 14 above, is necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. Employee also acknowledges that the time, geographic and scope limitations of Employee’s obligations under Sections 13 and 14 above are fair and reasonable in all respects, especially in light of the Company’s need to protect Company Confidential Information and the international scope and nature of the Company’s business, and that Employee will not be precluded from gainful employment if Employee is obligated not to compete with the Company or solicit its customers or others during the period and within the Territory as described above. In the event of Employee’s breach or violation of Sections 13 or 14, or good faith allegation by the Company of Employee’s breach or violation of Sections 13 or 14, the restricted periods set forth in Sections 13 and 14 shall be tolled until such breach or violation, or dispute related to an allegation by the Company that Employee has breached or violated Sections 13 and 14, has been duly cured or resolved, as applicable. The covenants contained in Sections 13 and 14 above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Sections 13 and 14 above. If, in any judicial or arbitral proceeding, a court or arbitrator refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be revised, or if revision is not permitted it shall be eliminated from this Agreement, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Sections 13 and 14 above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the applicable court or arbitrator does not exercise the power granted to it in the prior sentence, I the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

16.                               No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.

17.                               Public Communications. Employee and the Company agree to prepare and issue a mutually acceptable public communication regarding Employee’s departure no later than October 15, 2018.

18.                               Nondisparagement. Employee agrees to refrain from any disparaging statements about the Company or any of the other Releasees including, without limitation, the business, products, intellectual property, financial standing, future, or employment/compensation/benefit practices of the Company. The Company agrees to refrain from any disparaging statements about Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment. For avoidance of doubt, Section 17 above and this Section 18 do not prohibit accurate and truthful statements to the extent required in connection with compulsory legal process or testimony in legal proceedings.

19.                               Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Employee under this Agreement and to obtain damages, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Employee under this Agreement and the Confidentiality Agreement.

20.                               No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

21.                               Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

22.                               ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK COUNTY, BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND NEW YORK LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

23.                               Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay, or Employee’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

24.                               Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

25.                               Protected Activity. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the relevant Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

26.                               No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

27.                               Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

28.                               Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

29.                               Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement, the Stock Agreements and the Token Agreements.

30.                               No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

31.                               Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of New York

32.                               Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee, and returned to the Company, within seven (7) days after receipt of the Agreement from the Company. This Agreement will become effective on the date it has been signed by both Parties (the “Effective Date”).

33.                               Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

34.                               Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)                                 Employee has read this Agreement;

(b)                                 Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(c)                                  Employee understands the terms and consequences of this Agreement and of the releases it contains; and

(d)                                 Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

RYAN SHEA, an individual

Dated:
Ryan Shea

BLOCKSTACK PBC

Dated:	By
Muneeb Ali
Co-CEO

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